Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This License Agreement (“Agreement”) is between Staktek Group, L.P., including its affiliates (“Staktek”), and Samsung Electronics Co., Ltd., including its affiliates (together with Staktek, the “Parties”). This Agreement is effective as of July 18, 2005 (“Effective Date”).

In consideration of the promises made herein and other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth below.

1.1	“Licensed Intellectual Property Rights” or “Licensed IPR” shall mean any and all Staktek Patents (as defined below).

1.2	A “Licensed Product” is a stack made only of two or more vertically-stacked monolithic or multi-die memory devices, each individually encapsulated in leaded plastic packages, the two or more leaded memory devices being connected by a flexible circuit connector there-between. Licensed Products do not include products that interpose between memory devices a printed circuit board, substrate, or flex circuit large enough to carry more than one memory device on a side (for example, DIMMs and like products are not Licensed Products).

1.3	“Royalty” – see Section 4 of this Agreement.

1.4	A Licensed Product shall be considered “Sold” when such Licensed Product is shipped by Samsung, and whether alone or as part of a different product such as, for example, a DIMM or video camera, excluding, however, any and all Licensed Products returned to Samsung.

1.5	“Staktek Patents” shall refer to any and all patents and patent applications owned by Staktek that are issued or filed prior to the expiration of the Term. Nothing in this Agreement shall require Staktek to maintain or enforce any patent or file or prosecute any patent application.

1.6	“Term” The Term of this Agreement shall be five (5) years from the Effective Date.

2.	OWNERSHIP OF INTELLECTUAL PROPERTY

Subject only to the license set forth below, Staktek owns and shall own all right, title and interest in and to the Staktek Patents, and nothing in the relationship between the parties should be construed as nor will it act to assign or transfer any ownership rights in the Staktek Patents to Samsung.

### Confidential treatment has been requested for portions of this exhibit. Information for which confidential treatment has been requested has been omitted and is noted with “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED

3.	LICENSE

3.1	Grant. Pursuant to this Agreement, Staktek hereby grants to Samsung a limited, non-exclusive, non-sublicenseable (except as provided in 3.2 below), non-transferable, worldwide license to use the Licensed IPR to make, have made, use, import, offer to sell or sell Licensed Products for the Term of this Agreement.

3.2	Have-Made Limitations. Samsung may employ a third party (the “Contractor”) to make Licensed Products for Samsung under a limited sublicense under which the Contractor may use the Licensed IPR for the sole purpose of making Licensed Products for Samsung. The Contractor shall not receive any other rights or licenses under the Licensed IPR and shall, in any event, be prohibited from using the Licensed IPR to make Licensed Products for its own benefit or for any third party other than Samsung.

4.	ROYALTY

Samsung shall pay to Staktek a royalty in U.S. Dollars (the “Royalty”) for each Licensed Product Sold anywhere.

4.1	How Royalty Calculated: Samsung shall pay a Royalty to Staktek based on the total number of Licensed Products Sold during a calendar quarter as provided in Exhibit A.

4.2	When Royalty Due. Royalty payments for Licensed Products shall be paid no later than sixty (60) days after the end of the quarter during which the Licensed Products were Sold anywhere worldwide, by, for, or under the direction of Samsung to any customer including, but not limited to, distributors, affiliates, subsidiaries, other licensees or end users.

4.3	Royalty Report. For each quarter during the Term, Samsung shall report to Staktek on all sales of Licensed Products on a quarterly basis no earlier than ten (10) days and no later than twenty (20) days following the end of the calendar quarter during which those Licensed Products were Sold. Samsung shall state how many of each different type of Licensed Product was Sold. No costs, pricing formulas or margin information need be reported.

4.4	Payment. Payment of the Royalties required by this Section 4 shall be paid to Staktek in U.S. Dollars via wire transfer to:

Guaranty Federal Bank

301 Congress Ave., #1500

Austin, TX 78701

USA

Tel: 512/320-1253

Account #: ***

ABA#: ***

Account Name: Staktek Group L.P.

### Confidential treatment has been requested for portions of this exhibit. Information for which confidential treatment has been requested has been omitted and is noted with “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED

or as Staktek may from time to time otherwise designate.

5.	TERM, TERMINATION, and EXPIRATION

5.1	Term. This Agreement commences as of the Effective Date and shall remain in force for a Term of five (5) years after which, if not extended by the Parties, this Agreement shall expire.

5.2	Termination. Either Party will have the right to terminate this Agreement if the other Party breaches any material term or condition of this Agreement and fails to cure such breach within sixty (60) days after written notice from the other Party.

5.3	Effects of Termination or Expiration. In the event of termination or expiration of this Agreement, the license granted under Section 3 shall immediately and automatically terminate and end. If the Agreement is terminated according to Section 5.2, any Licensed Products that have been manufactured but not Sold as of the termination date can only be Sold by Samsung after receiving written permission from Staktek. If the Agreement expires, any Licensed Products that have been manufactured but not Sold as of the date of such expiration may be Sold, so long as Samsung reports to Staktek the quantity of such manufactured but unsold Licensed Products as of the expiration date, and Samsung pays the Royalty due after such sale in accordance with Section 4 of this Agreement. In the case of either termination or expiration, the Royalty shall continue to be due and payable for any Licensed Products Sold. Notwithstanding the foregoing, nothing in this Section 5 is intended to or shall be construed as implying a license to make, have made, use, or import Licensed Products after either expiration or termination of this Agreement.

Except as otherwise set forth herein, upon any termination or expiration of this Agreement, the rights and obligations of the Parties under Sections 6 and 8 will survive.

6.	AUDIT RIGHTS

At Staktek’s cost, Staktek shall have the right, upon reasonable notice, not more than once per annum and not later than three (3) months after the term of this Agreement, to have audited Samsung’s books and records by an independent auditor only for the purposes of verifying Royalty obligations to Staktek. Samsung agrees to provide only to the independent auditor commercially reasonable access and allow copies to be made for such purposes, understanding that Samsung shall not be required to disclose its costs, pricing formulas, or margin information. In the event of underpayment, Samsung shall pay the difference within (30) days plus interest. If the underpayment is in excess of ten percent (10%), Samsung shall reimburse Staktek for the cost of the audit. Samsung agrees to retain all relevant records for three (3) years.

7.	PRESS RELEASE

The Parties agree to issue a mutually satisfactory press release announcing the entry into this Agreement within two (2) business days following its execution, which form of release is attached as Exhibit B, but agree to keep all other terms of this Agreement confidential. The Parties acknowledge that Staktek is subject to the public disclosure requirements of the Securities and Exchange Commission and Nasdaq.

CONFIDENTIAL TREATMENT REQUESTED

8.	NO WARRANTIES

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ALL LICENSES PROVIDED BY STAKTEK TO SAMSUNG WILL BE FURNISHED ON AN “AS IS” BASIS WITHOUT WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, (I) ANY WARRANTY THAT USE OF THE STAKTEK PATENTS OR MAKING, USING, SELLING, OFFERING FOR SALE, HAVING MADE, OR IMPORTING THE LICENSED PRODUCTS WILL BE FREE FROM ANY THIRD PARTY CLAIMS OF INFRINGEMENT OR MISAPPROPRIATION AND (II) ANY IMPLIED WARRANTIES OR TERMS OF MERCHANTABILITY OR FITNESS, OR USE FOR A PARTICULAR PURPOSE.

9.	MISCELLANEOUS and LEGAL

9.1	Governing Law; Legal Actions; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of California without regard to conflicts of laws provisions thereof. Any suit or other claim brought with respect to this Agreement shall be brought in the U.S. Federal courts of the Northern District of California. The Parties hereby waive any objection to personal jurisdiction or venue in any proceedings before such courts and consent to the exercise of personal jurisdiction over them by such courts.

9.2	No Exclusivity. Nothing in this Agreement is intended to create (or shall be construed as creating) an exclusive arrangement between the Parties.

9.3	Severability. In the event that any provision of this Agreement is declared invalid or becomes unlawful in its operation, such provision shall be deemed to be omitted and shall not affect that validity or enforceability of any of the other provisions of this Agreement.

9.4	Assignment. Neither Party shall have any right or ability to assign, transfer or sublicense any obligations or benefit under this Agreement without the written consent of the other. The Parties acknowledge that either of them may become party to one or more transactions in the form of a merger (including reincorporation merger), consolidation, reorganization, stock sale or exchange, sale of all or substantially all of such Party’s assets or some similar or related transaction, in any case with the result being that the affected Party is the surviving entity or, if the affected Party is not the surviving entity, the surviving entity continues to conduct business conducted by the affected Party prior to consummation of the transaction. No such transaction involving either Party will be deemed to be an assignment of this Agreement requiring consent of the other, unless the transaction materially and adversely affects a Party’s ability to continue to perform its obligations in accordance with this Agreement. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

9.5

Integration; Modifications; Counterparts. This Agreement constitutes the entire understanding between the Parties relating to the subject matter hereof. This Agreement supersedes any previous negotiations, writings, letters of intent and understandings between the Parties pertaining to the subject matter of this Agreement. This Agreement may only be modified by a writing specifically stating that it is a modification or amendment to this Agreement that is signed by an authorized representative of each Party. This Agreement

CONFIDENTIAL TREATMENT REQUESTED

may be executed in several counterparts, all of which, taken together, will constitute one single agreement between the Parties.

9.6	Neutral Construction. This Agreement is deemed to have been negotiated and prepared at the joint, direction of the Parties, at arms length, with the advice of counsel.

10.	LICENSE SCOPE EXPANSION DISCUSSIONS.

The Parties may discuss certain new Staktek technologies and products including, but not limited to, “Marfa.” Unless otherwise mutually agreed, any and all such discussions shall be on a non-confidential basis. The Parties may agree in writing to expand this Agreement to include such products within the scope of a new category to be called New Licensed Products and they may negotiate a New Licensed Products license grant and a New Products Royalty calculation concerning such New Licensed Products. Unless modified in writing by both Parties, Marfa and other such new technologies and products are not included in this Agreement.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal the day indicated.

Staktek Group, L.P.

By Staktek GP LLC, its general partner

By:	/s/ Wayne R. Lieberman
Title:	President

Date: July 17, 2005

Samsung Electronics Co., Ltd.

By:	/s/ Jay Shim
Title:	VP

Date: July 18, 2005

CONFIDENTIAL TREATMENT REQUESTED

Exhibit A

Royalty Rates

The first *** Licensed Products per quarter: $*** per Licensed Product

The next *** Licensed Products per quarter: $*** per Licensed Product

All units over *** per quarter: $*** per Licensed Product

### Confidential treatment has been requested for portions of this exhibit. Information for which confidential treatment has been requested has been omitted and is noted with “***”. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CONFIDENTIAL TREATMENT REQUESTED

Exhibit B

Press Release

Samsung and Staktek Sign Expanded IP License Agreement

SEOUL, KOREA AND AUSTIN, TEXAS – July     , 2005 – Samsung Electronics Co., Ltd., the world leader in advanced memory technology, and Staktek Holdings, Inc. (NASDAQ: STAK), a world-leading provider of Intellectual Property and services for 3D engineering solutions, today announced the renewal and expansion of the license agreement that they entered into in July of 2000 for stacking packaged DRAMs using Staktek’s stacking technology.

Under the terms of the expanded agreement, Samsung will be able to use Staktek’s leaded package stacking technology for any Samsung leaded device, such as DRAMs, SRAMs and Flash memory, until 2010.

“We are pleased to be able to expand our offering of Staktek’s technology in our products, stated                     , the              of Samsung Electronics Co., Ltd. Samsung will continue to lead the way in attaining the highest density modules afforded by smaller geometries and accompanying manufacturing refinements.”

“We are proud that our advanced stacking technology, built on an extensive patent portfolio, will enable Samsung not only to continue to provide its current products, but to expand its product offerings,” stated James W. Cady, Staktek’s Chief Executive Officer.

“This agreement further solidifies our ongoing relationship as a provider of memory-based intellectual property to Samsung. Samsung’s products are recognized around the world for their high quality and market leadership. This agreement enhances Samsung’s ability to lead the market in next-generation, high-capacity solutions across multiple memory formats,” stated Wayne R. Lieberman, Staktek’s President.

About Samsung Electronics

About Staktek

Staktek is a world-leading provider of intellectual property and services for the next generation of 3D high-speed and high-capacity thermal management systems. Staktek’s Performance, Value and High Performance Stakpak® memory solutions increase operational performance by doubling, tripling or quadrupling the amount of memory in the same physical footprint as required by standard packaging technology. With an IP portfolio of more than 140 patents and patent applications pending, the company offers flexibility for customers, including outsourced manufacturing, technology licensing and custom engineering. Headquartered in Austin, Texas, Staktek operates two world-class manufacturing locations in Austin and Reynosa, Mexico.

Samsung and Staktek are trademarks of Samsung Electronics Co., Ltd. and Staktek Group L.P., respectively.